Distribution Contract

Party A: Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd. (the “Company”)
Party B: Hunan Tianxiang Trading Company, Ltd. (the “Distributor”)

In order to promote "Kangda Cactus" series products to enhance the awareness of "Kangda Brand", in line with the equal and mutual beneficial basis, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

I.	Sales region, channel and products
The Company authorizes the Distributor as a regional exclusive distributor to sell the "Kangda Cactus" series products in Hunan Province in China. In the meanwhile, the Company promises will not authorize another distributor in the region to ensure the dealership and interests of the Distributor. The Distributor guarantees to cover 100% of the region in Hunan Province and set up secondary distributing agents with the sole duty of selling the Company’s products. And the Distributor should take closed selling in Hunan region, should not supply the Company's products outside the region. Also, the Distributor accepts the supervision and management of the Company and bears the liability for breach of contract voluntarily.

The Distributor's qualification:
1.	The Distributor must have corporate capacity and business license.
2.	The Distributor should have its good reputation in the region.
3.	The registered capital of the Distributor can not be lower than 500,000 RMB.
4.	The Distributor should accept and carry out the selling policy of the Company willingly.
5.	The Distributor have already paid the guarantee money of dealership.

II.	Selling task and marketing plan
1. The Company guarantees to supply good quality and sufficient goods to the Distributor, should not cause any loss to the Distributor by any reason of the Company. If the Distributor has not ordered the products from the Company for three months in succession after the trial sale period or the market develops seriously unfavorably in the region or the Distributor seriously violate the Company's selling system or have done anything that injured the image or reputation of the Company, the Company has the right to cancel the dealership of the Distributor, and will cancel all its preference.

2. The Distributor should in advance 7 days to declare the plan of goods delivering to the Company. The Distributor should pay the payment for goods in the bank account that the Company appointed in time. After confirmed by both sides, the Company should deliver the goods to the Distributor within 7 working days.

III.	Regional exclusive dealership, guarantee money and settlement
1.
The Distributor should pay the guarantee money of 1,000,000 RMB to the Company in 7days after the signing of the contract. The company will refund the amount of guarantee money to the Distributor in 30 days after the expirating date of the contract, if the Distributor has no noncompliance.

2.	Before the 10th of the first month of each quarter, both sides should check and calculate the account of last quarter. If there is any problem, it should be corrected in time.

3.	The Distributor should pay the payment for goods in the Company's bank account by cheque, money order, telegraphic transfer or mail transfer.

IV.	Price of goods
The Company will supply its products to the Distributor according to the nationwide flat rate of factory price while signing the contract. The Distributor agrees that the Company has the right to adjust the factory price of the products with the turn of the market and demand. The Distributor promises to obey the adjustment scheme that made by the Company according to the turn of the market, and will carry out the pricing system that made by the Company strictly.

V.	Delivery, taking delivery, transportation and insurance
1. The Company can represent to handle the railway transportation. However, the minimum quantity of order from the Distributor must be up to 1,000 cases per time. The Distributor will take the freight charges.

2. The Distributor handles the railway cargo insurance.

3. The Company should deliver its goods according to the plan that is requested by the Distributor. The goods must be examined on the spot on the same day after it reaches the destination. If there’s any problem to the goods, the Distributor must notify the Company's personnel to examine the goods together.

VI.	Product quality
1. The Distributor check on delivery of the Company's product according to the national standard and the Company's enterprise standard.

2. The goods must be examined on the spot on the same day after it reaches the destination. If there’s any problem to the goods the Distributor should notify the Company in written form in 10 days.

VII.	Confidential information
The parties agree that during and after the Term, they will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of each other. The Company's products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (all of the foregoing is referred to herein as the “Confidential Information”). The Distributor agrees not to use any such Confidential Information for itself or others.

VIII.	Governing law
The validity, interpretation and construction of this Contract and of each part hereof will be governed by the laws of Harbin City.

IX.	Term
The term of this Agreement shall commence on the Apirl 10, 2007 and will be terminated one year later. This contract is signed in duplicate, each side holds one, each one has the same effectiveness.

X.	Termination
This contract will become effective after signing by both sides and will be terminated on the expiring date. In case either party breaches this contract, the other party has the right to terminate the contract.

XI.	To extend or continue the contract
After the expiring date of the contract, and after consulted by both sides the Distributor has the right of priority to extend or continue the contract.

Harbin Hainan Kangda Cactus Hygienical Foods Co., Ltd.
99 Taibei Road, Limin Economic and Technological Development Zone, Harbin, Heilongjiang Province.

By: /s/ Xu Chun Lin
Representative:
Date: Apirl 10, 2007

Hunan Tianxiang Trading Company, Ltd
18 Mid-Road, Wuling, Huaihua, Hunan Province.

By: /s/ Wang Hao
Representative:
Date: Apirl 10, 2007